SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.           )

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Amerada Hess Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

March 24, 2005

Dear Stockholder:

       The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 2005, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

       You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

       It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, you are requested to sign, date and return the enclosed proxy promptly. Many stockholders will also be able to vote their shares by using a toll-free telephone number or over the internet. Please check your proxy card to see which methods are available to you and related instructions. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board

and Chief Executive Officer

AMERADA HESS CORPORATION

1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2005, at 2:00 P.M.

To the Stockholders:

      The annual meeting of stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 2005, at 2:00 P.M., local time, for the following purposes:

1.	To elect four directors for the ensuing three-year term (pages 1 to 26 of proxy statement);

2.	To act upon the ratification of the selection by the audit committee of the board of directors of Ernst & Young LLP as independent auditors (pages 26 and 27); and

3.	To transact any other business which properly may be brought before the meeting.

       All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 14, 2005 will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry

Secretary

New York, New York

March 24, 2005

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy, or to use the telephone or internet method of voting, so that if you are unable to attend the meeting your shares can be voted.

AMERADA HESS CORPORATION

PROXY STATEMENT

       The enclosed proxy is solicited by the board of directors of Amerada Hess Corporation for use at the annual meeting of stockholders on May 4, 2005, at 2:00 P.M., local time.

       The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being sent to stockholders is March 28, 2005.

       Holders of record of common stock of the company at the close of business on March 14, 2005 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 14, 2005, there were 92,319,305 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

       If you are a registered stockholder, you can simplify your voting by using the internet or calling the toll-free number listed on the enclosed proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the instruction sheet attached to the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card enclosed with this proxy statement.

       Proxies in the form enclosed will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein, and

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2005.

       You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

       At the annual meeting, four directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

       The following table presents information as of February 1, 2005 on the nominees for election as directors of the company and the directors continuing in their respective terms of office:

Nominees for Director

Class II

For the three-year term expiring in 2008

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Edith E. Holiday	Operating Trustee, TWE Holdings I and II Trusts (holds interests in Time Warner Entertainment L.P. and other entities that are indirectly owned by Comcast Corporation); Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury	52	1993	Canadian National Railway Company H.J. Heinz Company RTI International Metals, Inc. White Mountains Insurance Group Ltd. Director or trustee of various Franklin Templeton mutual funds

John J. O’Connor	Executive Vice President; President, Worldwide Exploration and Production	58	2001	—

F. Borden Walker	Executive Vice President; President, Refining and Marketing	51	2004	—

Robert N. Wilson	Chairman, Caxton Health Holdings (investment firm); Former Vice Chairman of the Board of Directors, Johnson & Johnson	64	1996	Charles Schwab Corporation

Members of Board of Directors Continuing in Office

Class III

Term expiring in 2006

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

John B. Hess	Chairman of the Board and Chief Executive Officer	50	1978	—

Craig G. Matthews	Former Vice Chairman and Chief Operating Officer, KeySpan Corporation (gas distribution, electrical generation and energy service company) Former Chief Executive Officer, President and Director, NUI, Inc. (natural gas distribution company)	61	2002	—

Risa Lavizzo-Mourey	President and Chief Executive Officer, The Robert Wood Johnson Foundation	50	2004	Beckman Coulter Inc.

Ernst H. von Metzsch	Former Senior Vice President and Partner, Wellington Management Company (investment company)	65	2003	—
Class I

Term expiring in 2007

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Nicholas F. Brady	Chairman, Choptank Partners, Inc. (investment firm); Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (investment banking firm)	74	1994	Director or trustee of various Franklin Templeton mutual funds Weatherford International Ltd.

J. Barclay Collins II	Executive Vice President and General Counsel	60	1986	—

	Principal occupation		Director
Name	and business experience	Age	since	Other directorships

Thomas H. Kean	President, Drew University; Former Governor of the State of New Jersey	69	1990	ARAMARK Corporation Franklin Resources, Inc. The CIT Group, Inc. The Pepsi Bottling Group UnitedHealth Group Incorporated

Frank A. Olson	Former Chairman of the Board and Chief Executive Officer, The Hertz Corporation	72	1998	White Mountains Insurance Group Ltd. Director or trustee of various Franklin Templeton mutual funds

       All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. Mr. O’Connor was president of worldwide exploration and production and a senior vice president of Texaco Inc. from January 1998 until October 2001, when he was employed by the company. Mr. Matthews served as president and chief executive officer of NUI, Inc. from February 2004 until December 2004. He served as vice chairman and chief operating officer of KeySpan Corporation from March 2001 to March 2002 and as its president and chief operating officer from 1999 to 2001. Mr. Olson retired as chief executive officer of The Hertz Corporation at the end of 1999 and as chairman in 2003. Prior to being named president and chief executive officer of The Robert Wood Johnson Foundation in January 2003, Ms. Lavizzo-Mourey served as a senior vice president of the foundation from April 2001 and prior thereto as a professor of medicine and director of the Institute on Aging at the University of Pennsylvania. In December 2002, Mr. von Metzsch withdrew from the partnership of Wellington Management Company, of which he had been a partner since 1979. Mr. Wilson retired as vice chairman of Johnson & Johnson in 2003 and became chairman of Caxton Health Holdings in 2004.

       John B. Hess, Nicholas F. Brady and Thomas H. Kean may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock in their capacity as executors of the estate of Leon Hess and as trustees of certain related trusts. See “Ownership of Voting Securities by Certain Beneficial Owners.”

       The board of directors has affirmatively determined that Mr. Brady, Ms. Holiday, Mr. Kean, Ms. Lavizzo-Mourey, Mr. Matthews, Mr. Olson, Mr. von Metzsch and Mr. Wilson are independent within the meaning of rules and standards of the New York Stock Exchange. The board determined that these directors not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board affirmatively determined that service by Messrs. Brady and Kean as executors of the estate of Leon Hess and as trustees of certain related trusts does not impair their independence because there are no factors relating to such service that would exert influence on their decisions with respect to matters affecting the company.

       The board has approved a set of corporate governance guidelines in accordance with rules of the New York Stock Exchange. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the New York Stock Exchange and the Securities and Exchange Commission applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and the principal accounting officer. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

       The board of directors met 8 times in 2004. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2004.

       Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the corporate governance and nominating committee, Nicholas F. Brady, presides at these meetings.

Stockholder Communications

       The company has adopted a new stockholder communication procedure in 2005.

       Any stockholder who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors may do so by writing to them in care of the Chairperson of the Corporate Governance and Nominating Committee, Amerada Hess Corporation, P.O. Box 2694, Easton, Maryland 21601. The stockholders may also communicate directly to the chairperson of this committee by e-mail to directors@hess.com. Communications sent by mail or e-mail will be reviewed by the chairperson of the corporate governance and nominating committee and will be referred for resolution and response as deemed appropriate by the chairperson. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

       The company expects all directors to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

Audit Committee

       The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Craig G. Matthews, Risa Lavizzo-Mourey and Frank A. Olson. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The board has also determined that Craig G. Matthews is the “audit committee financial expert” as this term is defined under applicable rules of the Securities and Exchange Commission. The audit committee met seven times in 2004. In addition, the audit committee held four telephone conference calls in 2004 with management and independent auditors to review quarterly financial results.

       The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. A copy of the charter is available on the company’s website at www.hess.com and is available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence, and

•	the company’s environmental, health, safety and social responsibility programs and compliance.

Compensation and Management Development Committee

       The compensation and management development committee of the board of directors is composed of Thomas H. Kean, Chairman, Nicholas F. Brady, Frank A. Olson, Ernst H. von Metzsch and Robert N. Wilson. The board has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. This committee met three times in 2004.

       The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	approve the compensation of the company’s chief executive officer,

•	monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long- term incentive plans,

•	review management development and succession programs, and

•	prepare the annual report on executive compensation for the company’s proxy statement.

Corporate Governance and Nominating Committee and Consideration of Stockholder Recommended Candidates

       The corporate governance and nominating committee is composed of Nicholas F. Brady, Chairman, Edith E. Holiday and Thomas H. Kean. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. The corporate governance and nominating committee met four times in 2004.

       The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the New York Stock Exchange. A copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

       This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by Securities and Exchange Commission rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community;

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company;

•	diversity of viewpoints, background and experience; and

•	compatibility with independence and other qualifications established by applicable law and rules.

       The committee meets to recommend nominees for election at each annual meeting early in the year, generally at a February meeting. From time to time throughout the year, in advance of that meeting, members of the committee will be furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

       Each of the nominees for election at the 2004 annual meeting was initially recommended either by the non-management directors on the corporate governance and nominating committee (or its predecessor committee), the prior chief executive officer or the current chief executive officer. The committee currently does not retain a search firm to identify potential candidates and has not paid fees to any third parties to assist in identifying or evaluating potential nominees.

Certain Litigation

       Purported class actions that have been consolidated are pending in the United States District Court for the District of New Jersey against certain executive officers and former executive officers of the company alleging that these individuals sold shares of the company’s common stock in advance of the company’s acquisition of Triton Energy Limited (“Triton”) in 2001 in violation of federal securities laws. Two other purported class actions, based in large part on the same factual background, were commenced in May and August 2003 and were consolidated in the United States District Court for the District of New Jersey against certain named executive officers, certain directors and former directors and certain employees of the company on behalf of participants in the company’s savings and stock bonus plans, alleging that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act, resulting in losses to participants in the plan who held shares of the company’s common stock. A tentative settlement of these latter actions has been reached, subject to court approval. The company is advancing expenses to the individuals named in the above actions in accordance with its by-laws to defend these actions.

Report of the Audit Committee

       The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent auditors are responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

       In fulfilling its oversight responsibilities, the audit committee reviewed the audited December 31, 2004 financial statements of the company with management and the independent auditors. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent auditors. In addition, the committee has received from the independent auditors the annual independence disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

       During 2004, the audit committee met with management, the internal auditors and independent auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations, and

•	the adequacy and effectiveness of accounting and financial controls.

The audit committee also met separately with the independent auditors and the internal auditors without management present.

       In reliance on the reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as independent auditors for 2005. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman

Edith E. Holiday
Risa Lavizzo-Mourey
Craig G. Matthews
Frank A. Olson

Executive Compensation and Other Information

   Summary of Compensation

       The following table sets forth information on compensation paid or accrued for each of the last three completed fiscal years to the chief executive officer and the four other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other	stock	underlying		All other
				annual	award(s) ($)	options/	LTIP	compensation ($)
Name and principal position	Year	Salary ($)	Bonus ($)*	compensation ($)	**	SARs (#)	payouts ($)	***

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

John B. Hess,	2004	1,000,000	2,900,000	—	2,897,200	120,000	—	12,300
Chairman of the	2003	1,000,000	2,250,000	—	—	—	—	12,000
Board and	2002	1,000,000	1,400,000	—	4,628,000	—	—	11,000
Chief Executive
Officer

J. Barclay Collins,	2004	700,000	675,000	—	1,086,450	45,000	—	12,300
Executive Vice	2003	650,000	650,000	—	—	—	—	12,000
President and	2002	650,000	400,000	—	1,851,200	—	—	11,000
General
Counsel

John J. O’Connor,	2004	900,000	1,600,000	—	2,172,900	90,000	—	12,300
Executive Vice	2003	750,000	1,300,000	—	—	—	—	12,000
President and	2002	750,000	800,000	—	2,314,000	—	—	11,000
President,
Worldwide
Exploration
and Production

F. Borden Walker,	2004	700,000	700,000	—	1,086,450	45,000	—	12,300
Executive Vice	2003	650,000	500,000	—	—	—	—	12,000
President and	2002	650,000	240,000	—	1,851,200	—	—	8,000
President,
Refining
and Marketing

John P. Rielly,	2004	550,000	300,000	—	724,300	30,000	—	12,300
Senior Vice	2003	500,000	250,000	—	—	—	—	12,000
President and	2002	500,000	120,000	—	462,800	—	—	11,000
Chief Financial
Officer

*	The cash bonuses shown above for each year are paid early in the following year.

**	At December 31, 2004, the named executives each held shares of restricted common stock, subject to vesting pursuant to the company’s incentive plan, in the following amounts and having the following aggregate market values at such date:

Mr. Hess	190,000 shares	$15,652,200
Mr. Collins	75,000 shares	$6,178,500
Mr. O’Connor	120,000 shares	$9,885,600
Mr. Walker	65,000 shares	$5,354,700
Mr. Rielly	30,000 shares	$2,471,400

To the extent paid on the company’s common stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid with interest at short-term market rates to the named executives.

***	Amounts shown in column (i) represent matching contributions of the company credited to the named executive officers under the company’s employees’ savings and stock bonus plan.

Stock Options

       On June 2, 2004, the compensation and management development committee approved awards of non-qualified stock options. No stock appreciation rights were granted to executive officers for 2004. The following table sets forth information concerning individual grants of stock options made under the incentive plan for the last fiscal year to each of the named executive officers:

Option/SAR Grants In Last Fiscal Year*

	Individual Grants

	Number of	Percent of total
	securities	options/SARs	Exercise
	underlying	granted to	or base		Grant date
	options/SARs	employees in	price	Expiration	present
Name	granted (#)	fiscal year	($/Sh)	date	value ($)**
(a)	(b)	(c)	(d)	(e)	(f)

John B. Hess,	120,000	10.02	72.43	6/2/14	2,833,200
Chairman of the Board and Chief Executive Officer
J. Barclay Collins,	45,000	3.76	72.43	6/2/14	1,062,450
Executive Vice President
John J. O’Connor,	90,000	7.52	72.43	6/2/14	2,124,900
Executive Vice President
F. Borden Walker,	45,000	3.76	72.43	6/2/14	1,062,450
Executive Vice President
John P. Rielly,	30,000	2.51	72.43	6/2/14	708,300
Senior Vice President

*	This table includes information about stock options awarded by the compensation and management development committee effective June 2, 2004 as part of compensation in respect of the last fiscal year. One-third of these options becomes exercisable on June 2, 2005, one-third becomes exercisable on June 2, 2006 and one-third becomes exercisable on June 2, 2007, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control. At the discretion of the committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. The options remain exercisable until June 2, 2014, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates before these options become exercisable, they will be forfeited.

**	The grant date present values shown in the above table have been determined using the Black-Scholes option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected life of seven years for each option; volatility of 29.3%; risk-free rate of return of 4.35%; and dividend yield of 1.66%.

      The following table sets forth information as to the named executives regarding the values of unexercised options under the incentive plan as of the end of the last fiscal year:

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Number of
			shares	Value of
			underlying	unexercised
	Shares		unexercised	in-the-money
	acquired		options/SARs	options/SARs
	on		at FY-end (#)	at FY-end ($)
	exercise	Value	(exercisable/	(exercisable/
Name	(#)	realized ($)	unexercisable)	unexercisable)
(a)	(b)	(c)	(d)	(e)

John B. Hess, Chairman of the Board and Chief Executive Officer	—	—	954,000/120,000	24,234,720/1,194,000
J. Barclay Collins, Executive Vice President	121,500	2,937,548	170,000/45,000	3,842,680/447,750
John J. O’Connor, Executive Vice President	—	—	100,000/90,000	2,409,000/895,500
F. Borden Walker, Executive Vice President	21,500	571,681	150,000/45,000	3,800,150/447,750
John P. Rielly, Senior Vice President	—	—	35,000/30,000	515,550/298,500

   Retirement Plans

       The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the company’s employees’ pension plan, a qualified defined benefit pension plan and a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the company, that would otherwise be paid to participants under the pension plan but for limitations imposed by the Internal Revenue Code:

Pension Plan Table

	Years of Service

Remuneration	15	20	25	30	35	40

$900,000	$216,000	$288,000	$360,000	$432,000	$504,000	$576,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000	1,152,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000	2,304,000
4,500,000	1,080,000	1,440,000	1,800,000	2,160,000	2,520,000	2,880,000

       A participant’s remuneration covered by the pension plan and the supplemental plan is the greater of:

•	twelve times the participant’s average monthly compensation (as reported on an annual basis in columns (c) and (d) of the summary compensation table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 120 months immediately preceding the participant’s retirement date, and

•	the participant’s average annual compensation in any three calendar years during the ten calendar years immediately preceding the participant’s retirement date.

       Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the pension plan. Covered compensation for the named executives as of December 31, 2004 was: Mr. Hess: $3,183,333; Mr. Collins: $1,241,667; Mr. O’Connor: $2,033,333; Mr. Walker: $1,146,667 and Mr. Rielly: $740,000.

       The years of credited service for the named executives under the pension plan and, except for Messrs. O’Connor, Walker and Rielly, the supplemental plan as of February 1, 2005 are as follows: Mr. Hess, 27 years; Mr. Collins, 20 years; Mr. O’Connor, 3 years; Mr. Walker, 8 years and Mr. Rielly, 4 years. As of February 1, 2005, Messrs. O’Connor, Walker and Rielly had 36 years, 27 years and 20 years, respectively, of credited service under the supplemental plan pursuant to determinations of the compensation and management development committee that gave Messrs. O’Connor, Walker and Rielly credit for 33 years, 19 years and 16 years, respectively, of prior service with previous employers for purposes of determining benefits under the supplemental plan. However, retirement benefits payable to Messrs. O’Connor, Walker and Rielly in connection with their prior employment will be deducted from benefits payable under the supplemental plan.

Employment Contracts, Termination of Employment and Change of Control Arrangements

       The company has entered into change of control termination benefit agreements with executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if the executive is actually or constructively terminated within 24 months following a change in control, as defined in the agreements. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for the named executive officers (other than Mr. Rielly) and two times for Mr. Rielly and all other officers with whom such agreements were entered into.

       In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs. The executive is also entitled to receive continuation of medical, dental and other welfare benefits for 24 months following termination (36 months in the case of the named executive officers). The agreements provide for immediate vesting of retirement benefits upon termination and certain other ancillary benefits.

       For purposes of these agreements, constructive termination includes a reduction in base salary or target annual bonus or a material adverse change in the nature or scope of the executive’s authorities or responsibilities.

       Awards granted to employees under the incentive plan, including the named executive officers, are subject to accelerated vesting and, at the compensation and management development committee’s discretion, cash-out upon the occurrence of a change of control, as defined in the incentive plan.

       Messrs. O’Connor, Walker and Rielly have agreements with the company which provide credit for prior service and determine benefits payable under the company’s nonqualified supplemental retirement plan, as more fully described above under “Retirement Plans.”

      Directors’ Compensation

       Each director who is not an employee of the company or any of its subsidiaries receives an annual fee of $75,000 for membership on the board of directors and a fee of $2,000 for each board of directors’ and stockholders’ meeting attended. These directors receive an additional annual fee of $4,000 for membership on each committee of the board of directors on which such director serves, except for audit committee members who each receive an annual fee of $7,500, and a fee of $2,000 for each committee meeting, and in the case of audit committee members each conference call, attended. The chairperson of each committee receives an annual fee of $5,000, except for the chairman of the audit committee, who receives an annual fee of $10,000. The members of the executive committee are John B. Hess, Chairman,

Nicholas F. Brady, Thomas H. Kean and Robert N. Wilson. Mr. Hess is an employee of the company and receives no additional compensation for serving on any committee of the board of directors.

       In addition, each non-employee director receives 500 shares of common stock, generally in the beginning of each year. These awards are made from treasury shares purchased by the company in the open market. Also, in lieu of cash from the company, directors instruct the company to purchase on their behalf 500 shares of common stock each year. The company has adopted a stock ownership guideline requiring directors to own 5,000 shares of the company’s common stock within six years of their first election to the board, or within two years of adoption of the guideline, whichever is later.

      Compensation Committee Report on Executive Compensation

       The compensation and management development committee of the board of directors is responsible for approving and administering the company’s compensation policies for executive officers and approving the compensation of the chief executive officer of the company.

       Executive Compensation Policies. The company’s executive compensation policies are designed to attract and retain executives and motivate them to achieve the company’s business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards.

       Cash Compensation. The company’s goal is to target total cash compensation, using a combination of salary and cash bonus, at the 75th percentile of that of a group of surveyed industrial companies, if specified performance metrics are met. This level of cash compensation was selected in recognition of the company’s need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. The company’s goal is to rely increasingly on cash bonuses in an effort to relate a greater portion of cash compensation to performance.

       Salary. In determining salary levels for executive officers, the compensation and management development committee considers the following subjective and quantitative factors:

•	job level and responsibility,

•	individual performance,

•	recent corporate performance, success in implementing corporate strategy and long-term goals and development of future strategies, and

•	the objective of targeting cash compensation at the company’s desired percentile benchmark.

For 2004, the committee relied on two surveys:   first, a survey of 739 industrial companies, including six companies also included in the peer group discussed under

“Performance Graph,” and a survey comprising twelve major oil and gas companies including five companies also included in the peer group.

       Cash Bonus. The annual cash bonus plan approved by the committee for 2004 for executive officers, including the named executive officers, has both quantitative and qualitative elements. A target bonus was established for each executive officer. For corporate officers, including the named executive officers, one-third of the target bonus is based on attainment of a specified target level of a quantitative corporate performance measure, net income before interest and special items, one-third is based on attainment of specified business unit metrics and the remaining one-third is based on individual performance and other qualitative factors.

       The weightings were developed to provide for a quantifiable performance incentive, but also to permit discretion to adjust compensation to recognize individual performance. Payouts may range from 0% to 150% of each component of the target bonus, based on the percentage attainment of the corporate and business unit performance measures and, with respect to the individual performance component, the committee’s determination of an appropriate amount. Cash compensation in excess of $1 million to the named executive officers is not deductible for federal income tax purposes.

       In 2004, the company achieved 150% of the corporate performance goal. Achievement of business unit performance metrics in 2004 varied. The individual performance component was adjusted to result in total bonuses for executive officers averaging approximately 123% of target bonus levels. This component of each individual’s bonus was adjusted up or down from the average payout to reflect differences in performance among individuals. The Committee believes that the average 123% payout appropriately reflects continued improvement in the company’s performance in 2004. Among the 2004 highlights were:

•	net income of $977 million, the second highest in the company’s history,

•	increase in year-end proved reserves,

•	significant progress on development projects which will drive further production and reserve growth,

•	enhanced profitability and strong operational performance of refining and marketing operations, and

•	continued strengthening of the company’s financial position, with the company’s debt to capitalization ratio improving to 40.7%.

       Long-Term Compensation — Incentive Plan. The incentive plan, which was amended and restated in 2004 to increase the number of shares available for awards by 7.5 million shares, and approved by the board of directors and later by stockholders, was developed to align senior management’s compensation more closely with the interests of stockholders. The incentive plan provides the compensation and management development committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The committee believes that a plan of this type affords the committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value.

       While awards under the incentive plan to executive officers have been primarily option-based, the committee has also determined that grants of restricted stock, vesting over a period of years, are useful to support retention of employees. The committee believes that the combination of these two types of stock awards gives executives considerable incentive to maximize long-term financial growth for shareholders. The annual aggregate grant levels depend on the company’s performance as well as oil industry and general industry benchmarks. Individual awards are based on market benchmarks, grade level and individual performance. The performance-based nature of the options will permit any compensation paid in respect of the options to a named executive in a fiscal year in excess of $1 million to be deductible by the company for federal income tax purposes. Compensation paid in respect of restricted stock, however, will not be deductible.

       Long-Term Compensation — 2004 Awards. In June 2004, the committee granted a combination of stock options and restricted stock to executive officers of the company. The restricted stock vests in three years from the date of grant and the options vest pro rata over a three-year period. The committee believes this combination provides incentives to executives to maximize shareholder value and also helps to retain individuals necessary for the future growth and profitability of the company. The aggregate number of shares awarded to all executive officers and participating employees was approximately 1.5 million. Awards to executive officers on average are targeted to deliver long-term equity compensation near the 75th percentile of such compensation as established in the benchmark surveys. The level of awards for 2004 were also partly made in recognition of the fact that no equity-based compensation was made to executives in respect of 2003.

       Compensation of the Chief Executive Officer. Mr. Hess’ cash compensation for 2004 was established in the manner discussed above for all executive officers. Mr. Hess’ combined salary and bonus for 2004 were below the 75th percentile cash compensation benchmark for chief executive officers as determined from the surveys.

       In approving stock awards shown in the summary compensation table to Mr. Hess for 2004, the committee followed the principles set forth above in establishing long-term compensation for all executive officers for 2004. Based on comparative analysis of long-term compensation as published in the benchmark surveys, the total grant date value of Mr. Hess’ incentive stock awards was below the 75th percentile benchmark for chief executive officers as determined from the surveys.

       The committee concluded that Mr. Hess’ 2004 total compensation was reasonable compared with that of his peers and was an appropriate level of compensation reflecting the continued progress in 2004 to position the company for long-term profitable growth.

Thomas H. Kean, Chairman

Nicholas F. Brady
Frank A. Olson
Ernst H. von Metzsch
Robert N. Wilson

   Performance Graph

       Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the company’s common stock with the cumulative total return, assuming reinvestment of dividends, of:

•	Standard & Poor’s 500 Stock Index, which includes the company, and

•	a peer group (Peer Group) selected in good faith by the company, consisting of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Devon Energy Corporation, Kerr-McGee Corporation, Marathon Oil Corporation, Occidental Petroleum Corporation and Unocal Corporation,

as of each December 31, over a five-year period commencing on December 31, 1999 and ending on December 31, 2004:

Total Shareholder Returns

(Dividends Reinvested)
Years ended December 31

	Base
	Period
Company Name/Index	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04

Amerada Hess Corporation	100	129.91	113.04	101.30	100.26	157.74
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
Peer Group	100	141.08	123.03	118.57	157.53	209.32

Ownership of Voting Securities by Certain Beneficial Owners

       The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

		Amount and
	Name and address	nature of
	of beneficial	beneficial		Percent
Title of class	owner	ownership(a)		of class

Common Stock	John B. Hess	13,249,540	(b)(c)(d)	14.23
	John Y. Schreyer	8,482,443	(b)(c)(e)	9.18
	Nicholas F. Brady	5,905,484	(b)(f)	6.41
	Thomas H. Kean	5,847,347	(b)(g)	6.35
	Burton T. Lefkowitz	5,841,747	(b)	6.34
	c/o Amerada Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Common Stock	Putnam Investments	9,665,987	(h)	10.5
	Putnam Investment Management, LLC Putnam Advisory Company, LLC One Post Office Square Boston, Massachusetts 02109

Common Stock	Dodge & Cox	8,634,780	(i)	9.4
	555 California Street, 40th Fl. San Francisco, California 94104

Common Stock	T. Rowe Price Associates, Inc.	6,398,492	(j)	6.9
	100 E. Pratt Street Baltimore, Maryland 21202

       (a) The information in this table and in the notes thereto was obtained, with respect to Putnam Investments et al., Dodge & Cox, and T. Rowe Price Associates, Inc., from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 2005. Information with respect to Messrs. Hess, Schreyer, Brady, Kean and Lefkowitz is as of February 1, 2005, with respect to Putnam Investments is as of January 31, 2005 and with respect to the others is as of December 31, 2004. The individual amounts and percentages shown for Messrs. Hess, Schreyer, Brady, Kean and Lefkowitz should not be added because they reflect shared beneficial ownership.

       (b) This amount includes 4,265,136 shares held by a charitable lead annuity trust established under the will of Leon Hess and 1,202,886 shares directly held by an inter vivos trust for the benefit of Mr. John B. Hess’ mother. The inter vivos trust also holds an additional 373,725 shares currently issuable upon conversion of 450,000 shares of the company’s mandatory convertible preferred stock held by this trust. Mr. John B. Hess has sole voting power over the stock held by these trusts and shares dispositive power over such stock with the other named persons, who are the other trustees of these trusts, except for shares issuable upon conversion of the preferred shares referred to above, as to which Mr. Hess and the other trustees have such powers only upon conversion.

       (c) This amount includes 2,145,627 shares held by the Hess Foundation, Inc. of which Messrs. Hess and Schreyer are directors and as to which Mr. Hess has sole voting power and shares dispositive power with, inter alia, Mr. Schreyer.

       (d) This amount includes:

•	161,478 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	656,844 shares held by six trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee or co-trustee and has sole voting power and as to 280,129 of which shares he has sole dispositive power and as to 376,715 of which shares he has shared dispositive power,

•	190,000 shares held in escrow under the company’s incentive plan over which Mr. Hess has voting but not dispositive power,

•	954,000 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	15,273 shares vested in the name of Mr. Hess under the employees’ savings and stock bonus plan as to which he has sole dispositive power and as to 7,826 shares of which he has sole voting power,

•	41,525 shares currently issuable upon conversion of 50,000 shares of the company’s mandatory convertible preferred stock held by Mr. Hess, as to which he has sole voting and dispositive power only upon conversion of such preferred shares,

•	105,874 shares held by a trust for the benefit of Mr. Hess’ mother of which Mr. Hess is co-trustee and as to the shares of which Mr. Hess has shared voting and dispositive power,

•	790,626 shares held by Mr. Hess’ siblings and five trusts for the benefit of Mr. Hess’ siblings as to which Mr Hess has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others,

•	270,614 shares held by a trust for the benefit of Mr. Hess and his heirs, of which Mr. Hess’ spouse is trustee, but as to which he has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others, and

•	2,075,932 shares held by three trusts of which Mr. Hess is a co-trustee and as to which he has sole voting power and shares dispositive power.

       (e) This amount includes:

•	84,064 shares owned directly by Mr. Schreyer, as to which he has sole voting and dispositive power,

•	277,500 shares underlying options to purchase common stock, as to which Mr. Schreyer has no voting or dispositive power until they are acquired upon exercise of the options,

•	1,662 shares currently issuable upon conversion of 2,000 shares of the company’s mandatory convertible preferred stock held by Mr. Schreyer, as to which Mr. Schreyer has sole voting and dispositive power only upon conversion of such preferred shares,

•	81,417 shares held by a trust of which Mr. Schreyer is a co-trustee and as to which he has shared dispositive power, and

•	50,426 shares held by four trusts as to which Mr. Schreyer has shared voting and dispositive power.

       (f) This amount includes 33,500 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, 2,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power and 16,610 shares currently issuable upon conversion of 20,000 shares of the company’s mandatory convertible preferred stock held by Mr. Brady, as to which he has sole voting and dispositive power solely upon conversion of such preferred shares. This amount also includes 8,305 shares currently issuable upon conversion of 10,000 shares of the company’s mandatory convertible preferred stock held by a charitable foundation, and 3,322 shares issuable upon conversion of 4,000 shares of such preferred stock held by two trusts of which Mr. Brady is a co-trustee, in each case as to which Mr. Brady shares voting and dispositive power only upon conversion of such preferred shares.

       (g) This amount includes 5,600 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

       (h) Putnam LLC, doing business as Putnam Investments (“PI”) and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisors, Putnam Investment Management, LLC (“PIM”) and Putnam Advisory Company, LLC (“PAC”). This amount includes 8,678,825 shares beneficially owned by PIM, as to all of which shares PIM has shared dispositive power and as to 341,748 of which shares it has shared voting power. This amount also includes 987,162 shares beneficially owned by PAC, as to all of which it has shared dispositive power and as to 710,463 shares of which it has shared voting power. PI, as owner of PIM and PAC, has shared voting power as to 1,052,211 shares and shared dispositive power as to 9,665,987 shares.

       (i) This amount includes 8,084,370 shares as to which such beneficial owner has sole voting power, 133,400 shares as to which such beneficial owner has shared voting power, and 8,634,780 shares as to which such beneficial owner has sole dispositive power.

       (j) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,506,443 shares and sole dispositive power with respect to 6,398,492 shares.

Ownership of Equity Securities by Management

       The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the company on February 1, 2005. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock.

       Individual amounts and percentages shown for Messrs. Brady, Hess, and Kean cannot be added because they reflect shared beneficial ownership of shares as explained in footnote (b) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

			Percent of
			outstanding	Of total number of
			shares of	shares beneficially
	Total number of shares		common stock	owned, number of
Name	beneficially owned(a)		owned	option shares

Nicholas F. Brady	5,905,484	(b)	6.41	—
J. Barclay Collins II	275,166		—	170,000
John B. Hess	13,249,540	(c)	14.23	954,000
Edith E. Holiday	4,600		—	—
Thomas H. Kean	5,847,347	(d)	6.35	—
Risa Lavizzo-Mourey	1,500		—	—
Craig G. Matthews	4,021		—	—
John J. O’Connor	220,690		—	100,000
Frank A. Olson	6,900		—	—
Ernst H. von Metzsch	12,000		—	—
John P. Rielly	66,087		—	35,000
F. Borden Walker	233,186		—	150,000
Robert N. Wilson	6,070		—	—
All directors and executive officers as a group	14,463,180		15.43	1,539,000

(a) These figures include 1,665 shares vested in the name of Mr. Collins, 15,273 shares vested in the name of Mr. Hess, 690 shares vested in the name of Mr. O’Connor, 1,087 shares vested in the name of Mr. Rielly, 1,186 shares vested in the name of Mr. Walker, and 25,484 shares vested for all executive officers and directors as a group under the employees’ savings and stock bonus plan. These individuals and the group have dispositive power but generally do not have voting power over these shares. However, shares purchased with each such individual’s own contributions will be voted by the plan trustee in accordance with such individual’s written instructions. These amounts also include 75,000 shares held in escrow under the incentive plan for Mr. Collins, 190,000 shares held in escrow under this plan for Mr. Hess, 120,000 shares held in escrow under this plan for Mr. O’Connor, 30,000 shares held in escrow under this plan for Mr. Rielly, 65,000 shares held in escrow under this plan for Mr. Walker and 650,500 shares held in escrow under this plan for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b) See footnotes (b) and (f) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c) See footnotes (b), (c) and (d) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(d) See footnotes (b) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       The audit committee has selected the firm of Ernst & Young LLP as the independent auditors of the company for the fiscal year ending December 31, 2005. Ernst & Young LLP has acted for the company in this capacity since November 1, 1971. The board proposes that the stockholders ratify this selection at the annual meeting.

       If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the audit committee.

       Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

      Independent Auditor Fee Information

       Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2004	2003
Audit Fees	$8,191	$7,984
Audit-Related Fees	1,118	609
Tax Fees	3,109	2,251
All Other Fees	18	82

Total	$12,436	$10,926

       Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

       Ernst & Young’s fees for audit-related services include pension and savings plan audits, accounting consultations and consultations on internal accounting controls.

       Tax fees include expatriate tax services, tax compliance, and United States and international tax advice and planning. During 2004, the audit committee approved the company’s decision to transfer expatriate tax compliance services to another firm commencing in 2005. The table above includes $1,533,000 of expatriate tax fees paid to Ernst & Young in 2004.

       All other fees principally include insurance advisory services.

       As part of its responsibility for oversight of the independent auditor, the audit committee has established a pre-approval policy for the provision of engaging audit and permitted non-audit services provided by the company’s independent auditors, Ernst & Young LLP. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditor is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent auditor. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent auditors.

OTHER MATTERS

       The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

       The cost of preparing and mailing this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $25,000, exclusive of expenses.

       Proposals which stockholders wish to include in the company’s proxy materials relating to the 2006 annual meeting of stockholders must be received by the company no later than November 25, 2005. Notice of any stockholder proposal for the 2006 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 11, 2006.

       It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card.

By order of the Board of Directors,

GEORGE C. BARRY
Secretary

New York, New York
March 24, 2005

AMERADA HESS CORPORATION

P R O X Y

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2005

       The undersigned hereby appoints JOHN B. HESS and JOHN J. O’CONNOR, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 4, 2005, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

Please indicate on the reverse side of this card how your stock is to be voted.

If not otherwise specified, shares will be voted FOR all nominees in Item 1 and FOR Proposal 2 on the reverse side of this card.

Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.
AMERADA HESS CORPORATION
(Continued and to be signed on reverse side.)	P.O. BOX 11188 NEW YORK, N.Y. 10203-0188

AMERADA HESS CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxyvotenow.com/ahc		1-866-874-4881

• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

1-866-874-4881
CALL TOLL-FREE TO VOTE
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒
Votes must be indicated (X) in Black or Blue ink.

The Board of Directors recommends a vote FOR all nominees and a vote FOR Proposal 2.

1.	Election of the following nominees as Directors for three-year terms expiring in 2008.

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: 01 - E.E. Holiday, 02 - J.J. O’Connor, 03 - F.B. Walker, 04 - R.N. Wilson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2005.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N   L I N E

Date	Share Owner sign here	Co-Owner sign here